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                                                                      EXHIBIT 12



                     [LETTERHEAD OF LINCOLN NATIONAL LIFE]


                                March 31, 1980


The Lincoln National Life Insurance Company
  and the
Board of Managers of Lincoln National
  Variable Annuity Fund A
1300 South Clinton Street
Fort Wayne, IN 46801

Gentlemen:

          As Assistant Counsel Of The Lincoln National Life Insurance Company, I have made such examination of law and have examined such records and documents as I have deemed necessary or appropriate to render the opinion expressed below.

          I am of the opinion that upon acceptance by Lincoln National Variable Annuity Fund A (the Fund) of contributions on behalf of a participant pursuant to a contract issued in accordance with the prospectus contained in the Registration Statement and, upon compliance with applicable local law, such participant will have a legally issued, fully paid and nonassessable interest in his individual account with the Fund.

          I hereby consent to the filing of this Opinion as an exhibit to Post-Effective Amendment No. 24 of the Fund's Registration Statement (No. 2-26342).

                                                     Very truly yours,



                                                     /s/ Robert H. Carpenter

                                                     Robert H. Carpenter